UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 12, 2011

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AMARIN CORPORATION PLC

Item 2.02	Results of Operations and Financial Condition.

In connection with reporting the results of its 2011 Annual General Meeting of Shareholders (“Annual Meeting”), Amarin Corporation plc (the “Company”) provided the following updates for the second quarter ended June 30, 2011.

The Company’s cash and cash equivalents as of June 30, 2011 totaled approximately $131.5 million, up from $129.5 million on March 31, 2011. The Company’s cash and cash equivalents during the three months ended June 30, 2011 increased as a result of receiving approximately $8.6 million upon the exercise of warrants to purchase 5,773,278 American Depositary Shares, each representing one ordinary share (“ADSs”), and approximately $3.3 million upon the exercise of stock options to purchase 1,169,898 ADSs and decreased as a result of operating expenses.

At June 30, 2011, there were outstanding approximately 132,785,804 shares held as ADSs and an additional 378,026 ordinary shares. Also at June 30, 2011, there were outstanding warrants to purchase 23,664,090 ADSs and stock options to purchase 10,047,337 ADSs.

The above-described financial disclosures are preliminary and will not be finalized until the Company’s financial statements are published in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

The information included in this Current Report on Form 8-K pursuant to this Item 2.02 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Dr. Manus Rogan informed the Company that he intended not to stand for re-election and would resign at the Annual Meeting.

However, following the Annual Meeting, upon recommendation of the Nominating and Corporate Governance Committee, the Board requested that Dr. Rogan continue to serve on the Board. Dr. Rogan accepted this invitation and was reappointed as a member of the Board, effective immediately. It is currently expected that Dr. Rogan will continue to serve as a director for a period ending no later than the end of the year. Dr. Rogan will continue to serve on the audit committee of the Board.

Dr. Rogan is a co-founder and managing partner at Fountain Healthcare Partners, an investment fund that was an investor in the Company’s 2009 private placement. Dr. Rogan will continue to participate in the Company’s standard non-employee director compensation arrangements which have been previously disclosed in the Company’s definitive proxy materials for the Annual Meeting.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Amarin Corporation plc (the “Company”) held its 2011 Annual General Meeting of Shareholders (“Annual Meeting”) on Tuesday July 12, 2011. There were approximately 127,482,065 ordinary shares entitled to vote at the 2011 Annual General Meeting based on the April 29, 2011 record date, of which approximately 127,154,906 were held in the name of Citibank, N.A., which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one ordinary share. Of the ordinary shares entitled to vote, 101,531,778 shares, or approximately 80%, were present and voting in person or by proxy at the 2011 Annual General Meeting.

The following matters, detailed descriptions of which are contained in the Company’s proxy statement dated May 12, 2011, were voted on at the 2011 Annual General Meeting:

(1)	Ordinary resolutions to elect four directors:

Director	Votes For	Votes Against	Abstentions	Broker Non-Votes
Dr. Joseph Anderson	64,624,771	19,543,878	278,753	17,084,644
Dr. James I. Healy	64,757,649	19,412,046	277,707	17,084,644
Ms. Kristine Peterson	82,052,806	2,116,844	277,752	17,084,644
Dr. David Feigal	84,144,404	55,793	277,205	17,084,644

The terms of the following directors continued after the meeting: Dr. Lars G. Ekman, Dr. Carl L. Gordon, Mr. Jan van Heek, and Mr. Joseph S. Zakrzewski.

(2)	A non-binding advisory vote to approve the compensation of our named executive officers:

Votes For	Votes Against	Abstentions	Broker Non-Votes
84,102,811	138,063	206,528	17,084,644

(3)	A non-binding advisory vote on the frequency of the non-binding advisory shareholder votes on compensation of our named executive officers:

Votes for 1 Year	Votes for 2 Years	Votes for 3 Years	Votes Abstain	Broker Non-Votes
79,705,403	2,232,270	2,294,680	215,879	17,084,644

The Company’s Board of Directors has determined that a non-binding advisory vote on the compensation of our named executive officers will be held annually.

(4)	A non-binding advisory vote on the directors’ remuneration report for the fiscal year ended December 31, 2010.

Votes For	Votes Against	Abstentions	Broker Non-Votes
84,114,885	91,653	240,864	17,084,644

(5)	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s U.S. independent registered public accounting firm for 2011 and U.K. statutory auditors under Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company), and to authorize the audit committee of the board of directors of the Company to fix and determine the auditors’ remuneration.

Votes For	Votes Against	Abstentions	Broker Non-Votes
101,197,542	124,073	210,431	0

(6)	A special resolution adopting and approving the proposed Amarin Corporation plc 2011 Stock Incentive Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
80,363,223	3,825,518	258,661	17,084,644

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMARIN CORPORATION PLC

	By:	/s/ John F. Thero
John F. Thero
Chief Financial Officer

Date: July 15, 2011